AMENDED AND RESTATED DELEGATION AGREEMENT

AGREEMENT, dated as of June 29, 2001 by and between INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Delegate”), and STATE FARM MUTUAL FUND TRUST, a business trust organized under the laws of the state of Delaware (the “Trust”).

WHEREAS, Delegate currently acts as Delegate to the Trust pursuant to a Delegation Agreement (the “Old Agreement”) between the Delegate and the Trust dated as of December 1, 2000; and

WHEREAS, Delegate and Trust entered into a “Custodian Agreement” dated as of December 1, 2001, the terms of which are incorporated herein by reference. If there is any conflict between the Custodian Agreement and this Amended and Restated Delegation Agreement with respect to the Delegate’s provision of foreign custody services to the Trust, the terms of this Amended and Restated Delegation Agreement shall apply.

WHEREAS, in connection with the issuance of Rule 17f-7 and amendments to Rule 17f-5, each under the Investment Company Act of 1940, as amended (the “1940 Act”) Delegate and Trust desire to amend and restate the Old Agreement in accordance with the terms hereof; and

WHEREAS, pursuant to the provisions of Rule 17f-5 under the 1940 Act, and subject to the terms and conditions set forth herein, the Board of Trustees of the Trust desires to continue to delegate to the Delegate certain responsibilities concerning Foreign Assets (as defined below), and the Delegate hereby agrees to retain such delegation, but only in accordance with the terms described herein; and

WHEREAS, pursuant to the provisions of Rule 17f-7 under the 1940 Act, and subject to the terms and conditions set forth herein, the Board of Trustees of the Trust, on behalf of the series/funds listed on Schedule A hereto, as such Schedule A may be amended from time to time (each a “Fund”) desires to retain the Delegate to provide certain services concerning Foreign Assets, and the Delegate hereby agrees to provide such services, as described herein;

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1.	Definitions

Capitalized terms in this Agreement have the following meanings:

a.	Authorized Representative

Authorized Representative means any one of the persons who are empowered, on behalf of the parties to this Agreement, to receive notices from the other party and to send notices to the other party.

b.	Board

Board means the Board of Trustees of the Trust.

c.	Country Risk

Country Risk means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s financial infrastructure (including any Securities Depositories operating in such country); prevailing custody and settlement practices; and laws applicable to the safekeeping and recovery of Foreign Assets held in custody.

d.	Eligible Foreign Custodian

Eligible Foreign Custodian has the meaning set forth in Rule 17f-5(a)(1) and it is understood that such term includes foreign branches of U.S. Banks (as the term “U.S. Bank” is defined in Rule 17f-5(a)(7)).

e.	Foreign Assets

Foreign Assets has the meaning set forth in Rule 17f-5(a)(2)

f.	Foreign Custody Manager

Foreign Custody Manager has the meaning set forth in Rule 17f-5(a)(3).

g.	Securities Depository

Securities Depository has the meaning set forth in Rule 17f-4(a).

h.	Monitor

Monitor means to re-assess or re-evaluate, at reasonable intervals, a decision, determination or analysis previously made.

2.	Representations

a.	Delegate’s Representations

Delegate represents that it is a trust company chartered under the laws of the Commonwealth of Massachusetts. Delegate further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Delegate with respect to the subject matter of this Agreement.

b.	Trust’s Representations

Trust represents that the Board has determined that it is reasonable to rely on Delegate to perform the responsibilities described in this Agreement. Trust further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Trust with respect to the subject matter of this Agreement.

3.	Jurisdictions and Depositories Covered

a.	Initial Jurisdictions and Depositories

The authority delegated by this Agreement in connection with Rule 17f-5 applies only with respect to Foreign Assets held in the jurisdictions listed in Appendix A1. Delegate’s responsibilities under this Agreement in connection with Rule 17f-7 apply only with respect to the Securities Depositories listed in Appendix A2. Upon the creation of a new Securities Depository in any of the jurisdictions listed in Appendix A1 at the time of such creation, such Securities Depository will automatically be deemed to be listed in Appendix A2 and will be covered by the terms of this Agreement.

b.	Added Jurisdictions and Depositories

Jurisdictions and related Securities Depositories may be added to Appendix A1 and Appendix A2, respectively, by written agreement in the form of Appendix B. Delegate’s responsibility and authority with respect to any jurisdiction or Securities Depository, respectively, so added will commence at the later of (i) the time that Delegate’s Authorized Representative and Board’s Authorized Representative have both executed a copy of Appendix B listing such jurisdiction and/or Securities Depository, or (ii) the time that Delegate’s Authorized Representative receives a copy of such fully executed Appendix B.

c.	Withdrawn Jurisdictions

Board may withdraw its (i) delegation to Delegate with respect to any jurisdiction or (ii) retention of Delegate with respect to any Securities Depository, upon written notice to Delegate. Delegate may withdraw its (i) acceptance of delegation with respect to any jurisdiction or (ii) retention with respect to any Securities Depository, upon written notice to Board. Ten days (or such longer period as to which the parties agree in such event) after receipt of any such notice by the Authorized Representative of the party other than the party giving notice, Delegate shall have no further responsibility or authority under this Agreement with respect to the jurisdiction(s) or Securities Depository as to which delegation is withdrawn.

4.	Delegation of Authority to Act as Foreign Custody Manager

a.	Selection of Eligible Foreign Custodians

Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized and directed to place and maintain Foreign Assets in the care of any Eligible Foreign Custodian(s) selected by Delegate in each jurisdiction to which this Agreement applies, except that Delegate does not accept such authorization and direction with regard to Securities Depositories.

b.	Contracts With Eligible Foreign Custodians

Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized to enter into, on behalf of the Trust, such written contracts governing the Trust’s foreign custody arrangements with such Eligible Foreign Custodians as Delegate deems appropriate.

5.	Monitoring of Eligible Foreign Custodians and Contracts

In each case in which Delegate has exercised the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate is authorized to, and shall, on behalf of the Trust, establish a system to Monitor the appropriateness of maintaining Foreign Assets with such Eligible Foreign Custodian. In each case in which Delegate has exercised the authority delegated under this Agreement to enter into a written contract governing the Trust’s foreign custody arrangements, Delegate is authorized to, and shall, on behalf of the Trust, establish a system to Monitor the appropriateness of such contract.

6.	Securities Depositories

a. In accordance with the requirements of Rule 17f-7, Delegate shall, by no later than July 2, 2001, provide the Trust or its investment adviser with an analysis of the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto.

b. In accordance with the requirements of Rule 17f-7, Delegate shall Monitor the custody risks associated with maintaining assets with each Securities Depository listed on Appendix A2 hereto on a continuing basis, and shall promptly notify the Trust or its investment adviser of any material change in such risks.

7.	Guidelines and Procedures for the Exercise of Delegated Authority

a.	Board’s Conclusive Determination Regarding Country Risk

In exercising its delegated authority under this Agreement, Delegate may assume, for all purposes, that Board (or Trust’s investment advisor, pursuant to authority delegated by Board) has considered, and pursuant to its fiduciary duties to the Trust and the Trust’s shareholders, determined to accept, such Country Risk as is incurred by placing and maintaining Foreign Assets in the jurisdictions to which this Agreement applies. In exercising its delegated authority under this Agreement, Delegate may also assume that Board (or the Trust’s investment advisor, pursuant to authority delegated by Board) has, and will continue to, Monitor such Country Risk to the extent Board deems necessary or appropriate.

Except as specifically described herein, nothing in this Agreement shall require Delegate to make any selection or to engage in any Monitoring on behalf of the Trust that would entail consideration of Country Risk.

b.	Selection of Eligible Foreign Custodians

In exercising the authority delegated under this Agreement to place Foreign Assets with an Eligible Foreign Custodian, Delegate shall determine that Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Foreign Assets will be held, after considering all factors relevant to the safekeeping of such Foreign Assets, including, without limitation;

i.	The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

ii.	Whether the Eligible Foreign Custodian has the financial strength to provide reasonable care for Foreign Assets;

iii.	The Eligible Foreign Custodian’s general reputation and standing;

iv.	Whether the Trust will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the Eligible Foreign Custodian in the United States or the Eligible Foreign Custodian’s consent to service of process in the United States;

v.	In the case of an Eligible Foreign Custodian that is a banking institution or trust company, any additional factors and criteria set forth in Appendix C to this Agreement; and

c.	Evaluation of Written Contracts

In exercising the authority delegated under this Agreement to enter into written contracts governing the Trust’s foreign custody arrangements with an Eligible Foreign Custodian, Delegate shall determine that such contracts provide reasonable care for Foreign Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market. In making this determination, Delegate shall ensure that the terms of such contracts comply with the provisions of Rule 17f-5(c)(2).

d.	Monitoring of Eligible Foreign Custodians

In exercising the authority delegated under this Agreement to establish a system to Monitor the appropriateness of maintaining Foreign Assets with an Eligible Foreign Custodian or the appropriateness of a written contract governing the Trust’s foreign custody arrangements, Delegate shall consider any factors and criteria set forth in Appendix D to this Agreement. If, as a result of its Monitoring of Eligible Foreign Custodian relationships hereunder or otherwise, the Delegate determines in its sole discretion that it is in the best interest of the safekeeping of the Foreign Assets to move such Foreign Assets to a different Eligible Foreign Custodian, the Trust shall bear any expense related to such relocation of Foreign Assets.

8.	Standard of Care

a. In exercising the authority delegated under this Agreement with regard to its duties under Rule 17f-5, Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of Foreign Assets of an investment company registered under the 1940 Act would exercise.

b. In carrying out its responsibilities under this Agreement with regard to Rule 17f-7, Delegate agrees to exercise reasonable care, prudence and diligence.

9.	Reporting Requirements

Delegate agrees to provide written reports notifying Board of the placement of Foreign Assets with a particular Eligible Foreign Custodian and of any material change in the Trust’s arrangements with such Eligible Foreign Custodians. Such reports shall be provided to Board quarterly for consideration at the next regularly scheduled meeting of the Board or earlier if deemed necessary or advisable by the Delegate in its sole discretion.

10.	Provision of Information Regarding Country Risk

With respect to the jurisdictions listed in Appendix A1, or added thereto pursuant to Article 3, Delegate agrees to provide the Board and the Trust’s investment adviser with access to Eyes to the WorldTM, a service available through the Delegate’s Web Site at www.ibtco.com, containing information relating to Country Risk, if available, as is specified in Appendix E to this Agreement. Such information relating to Country Risk shall be updated from time to time as the Delegate deems necessary.

11.	Limitation of Liability.

a. Notwithstanding anything in this Agreement to the contrary, in no event shall the Delegate or any of its officers, directors, employees or agents (collectively, the “Indemnified Parties”) be liable to the Trust or any third party, and the Trust shall indemnify and hold the Delegate and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a “Claim”) arising as a result of any act or omission of the Delegate or any Indemnified Party under this Agreement, except for any Claim resulting from the negligence, willful misfeasance or bad faith of the Delegate or any Indemnified Party. Without limiting the foregoing, neither the Delegate nor the Indemnified Parties shall be liable for, and the Delegate and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

i.	Any act or omission by the Delegate or any Indemnified Party in reasonable good faith reliance upon the terms of this Agreement, any resolution of the Board, telegram, telecopy, notice, request, certificate or other instrument reasonably believed by the Delegate to be genuine;

ii.	Any information which the Delegate provides or does not provide under Section 10 hereof;

iii.	Any acts of God, earthquakes, fires, floods, storms or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, acts of war, civil war or terrorism, insurrection, nuclear fusion, fission or radiation, the interruption, loss or malfunction of utilities, transportation or computers (hardware or software) and computer facilities, the unavailability of energy sources and other similar happenings or events.

b. Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

12.	Effectiveness and Termination of Agreement

This Agreement shall be effective as of the later of the date of execution on behalf of Board or Delegate and shall remain in effect until terminated as provided herein. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective 30 days after receipt by the non-terminating party of such notice.

13.	Authorized Representatives and Notices

The respective Authorized Representatives of the Trust and Board, and the addresses to which notices and other documents under this Agreement are to be sent to each, are as set forth in Appendix F. Any Authorized Representative of a party may add or delete persons from that party’s list of Authorized Representatives by written notice to an Authorized Representative of the other party.

14.	Several Obligations of the Funds

This Amended and Restated Delegation Agreement is an agreement entered into between the Delegate and the Trust with respect to each Fund. With respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, the Delegate shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Delegate had separately contracted with the Trust by separate written instrument with respect to each Fund.

15.	Governing Law

This Agreement shall be constructed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of choice of law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

INVESTORS BANK & TRUST COMPANY

By:	/s/ Robert D. Mancuso
Name:	Robert D. Mancuso
Title:	Senior Vice President

STATE FARM MUTUAL FUND TRUST

By:	/s/ David M. Moore
Name:	David M. Moore
Title:	Assistant Secretary

List of Appendices

A1 — Jurisdictions Covered

A2 — Securities Depositories Covered

B — Additional Jurisdictions/Securities Depositories Covered

C — Additional Factors and Criteria To Be Applied in the Selection of Eligible Foreign Custodians That Are Banking Institutions or Trust Companies

D — Factors and Criteria To Be Applied in Establishing Systems For the Monitoring of Foreign Custody Arrangements and Contracts

E — Information Regarding Country Risk

F — Authorized Representatives

List of Schedules

A — List of Funds

APPENDIX A1

Jurisdictions Covered

[delete those countries which are not delegated]

Argentina	Kenya

Austria	Korea

Australia	Latvia

Bahrain	Lebanon

Bangladesh	Lithuania

Belgium	Luxembourg

Bermuda	Malaysia

Bolivia	Mauritius

Botswana	Mexico

Brazil	Morocco

Bulgaria	Namibia

Canada	Netherlands

Chile	New Zealand

China	Norway

Clearstream (Cedel)	Oman

Colombia	Pakistan

Costa Rica	Panama

Croatia	Papau New Guinea

Cyprus	Peru

Czech Republic	Philippines

Denmark	Poland

Ecuador	Portugal

Egypt	Romania

Estonia	Russia

Euroclear	Singapore

Finland	Slovak Republic

France	Slovenia

Germany	South Africa

Ghana	Spain

Greece	Sri Lanka

Hong Kong	Swaziland

Hungary	Sweden

Iceland	Switzerland

India	Taiwan

Indonesia	Thailand

Ireland	Turkey

Israel	Ukraine

Italy	United Kingdom

Ivory Coast	Uruguay

Japan	Venezuela

Jordan	Zambia

Kazakhstan	Zimbabwe

A1-1

APPENDIX A2

Securities Depositories Covered

Argentina	CDV CRYL	Philippines	PCD RoSS

Australia	Austraclear Ltd. CHESS RITS	Poland	CRBS NDS

Austria	OeKB AG	Portugal	Central de Valores Mobiliarios

Bahrain	None	Romania	NBR SNCDD Stock Exchange Registry, Clearing & Settlement

Bangladesh	None	Russia	DCC NDC VTB

Belgium	BKB CIK	Singapore	CDP MAS

Bermuda	None	Slovak Republic	NBS SCP

Botswana	None	Slovenia	KDD

Brazil	CBLC CETIP SELIC	South Africa	STRATE The Central Depository (Pty) Ltd.

Bulgaria	The Bulgarian National Bank The Central Depository	Spain	Banco de Espana SCLV

Canada	Bank of Canada CDS	Sri Lanka	CDS

Chile	DCV	Sweden	VPC AB

China	SSCC SSCCRC	Switzerland	SIS SegaIntersettle AG

A2-1

Clearstream		Taiwan	TSCD

Colombia	DCV DECEVAL	Thailand	TSD

Costa Rica	CEVAL	Turkey	CBT Takasbank

Croatia	CNB Ministry of Finance SDA	Ukraine	Depository of the National Bank of Ukraine MFS Depository

Czech Republic	SCP TKD	Uruguay	None

Denmark	VP	United Kingdom	CMO CREST

Ecuador	DECEVALE, S.A.	Venezuela	BCV CVV

Egypt	Misr for Clearing, Settlement & Dep.	Zambia	Bank of Zambia LuSE CSD

Estonia	ECDSL	Zimbabwe	None

Euroclear

Finland	APK

France	Sicovam SA

Germany	Clearstream

Ghana	None

Greece	Bank of Greece CSD

Hong Kong	CCASS CMU

Hungary	Keler Ltd.

India	CDSL NSDL

A2-2

Indonesia	Bank Indonesia PT.KSEI

Ireland	CREST Gilt Settlement Office

Israel	TASE Clearing House Ltd.

Italy	Banca d-Italia Monte Titoli

Ivory Coast*	Depositaire Central/ Banque de Reglement

Japan	Bank of Japan JASDEC

Jordan	SDC

Kazakhstan	Kazakhstan Central Securities Depository

Kenya	Central Bank of Kenya Central Depository

Korea	KSD

Latvia	Bank of Latvia LCD

Lebanon	Banque de Liban MIDCLEAR

Lithuania	CSDL

Luxembourg	Clearstream

Malaysia	BNM (SSTS) MCD

Mauritius	CDS

Mexico	S.D. Indeval

Morocco	Maroclear S.A.

Netherlands	NECIGEF

A2-3

New Zealand	New Zealand Central Securities Depository

Norway	VPS

Oman	MDSRC

Pakistan	Central Depository Co. of Pakistan Limited State Bank of Pakistan

Peru	CAVALI

*	Benin, Burkina-Faso, Guinea Bissau, Mali, Nigeria, Senegal, and Togo are available through the Ivory Coast

A2-4

APPENDIX B

Additional Jurisdictions Covered

Pursuant to Article 3 of this Agreement, Delegate and Board agree that the following jurisdictions shall be added to Appendix A1:

[insert additional countries/depositories]

INVESTORS BANK & TRUST COMPANY

By:
Name:
Title:

STATE FARM MUTUAL FUND TRUST

By:
Name:
Title:

DATE: ______________________________

B-1

APPENDIX C

Additional Factors and Criteria To Be Applied

in the Selection of Eligible Foreign Custodians

That Are Banking Institutions or Trust Companies

In addition to the factors set forth in Rule 17f-5(c)(1), in selecting Eligible Foreign Custodians that are banking institutions or trust companies, Delegate shall consider the following factors, if such information is available (check all that apply):

☒	None

☐	Other (list below):

C-1

APPENDIX D

Factors and Criteria To Be Applied

in the Establishing Systems For the Monitoring of

Foreign Custody Arrangements and Contracts

In establishing systems for the Monitoring of foreign custody arrangements and contracts with Eligible Foreign Custodians, Delegate shall consider the following factors, if such information is available:

1.	Operating performance

2.	Established practices and procedures

3.	Relationship with market regulators

4.	Contingency planning

D-1

APPENDIX E

Information Regarding Country Risk

To aid the Board in its determinations regarding Country Risk, Delegate will furnish Board annually with respect to the jurisdictions specified in Article 3, the following information:

1.	Copy of Addenda or Side Letters to Subcustodian Agreements

2.	Legal Opinion, if available, with regard to:

a)	Access to books and records by the Trust’s accountants

b)	Ability to recover assets in the event of bankruptcy of a custodian

c)	Ability to recover assets in the event of a loss

d)	Likelihood of expropriation or nationalization, if available

e)	Ability to repatriate or convert cash or cash equivalents

3.	Audit Report

4.	Copy of Balance Sheet from Annual Report

5.	Country Profile Matrix containing market practice for:

a)	Delivery versus payment

b)	Settlement method

c)	Currency restrictions

d)	Buy-in practice

e)	Foreign ownership limits

f)	Unique market arrangements

E-1

APPENDIX F

Authorized Representatives

The names and addresses of each party’s authorized representatives are set forth below:

A. Board

State Farm Mutual Fund Trust

Three State Farm Plaza, R-4

Bloomington, Illinois 61791-0001

Attn: David R. Grimes, Secretary

B. Delegate

Investors Bank & Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, MA 02117-9130

Attention: Andrew M Nesvet, Director, Client Management

Fax: (617) 330-6033

With a copy to:

Investors Bank & Trust Company

200 Clarendon Street

P.O. Box 9130

Boston, MA 02117-9130

Attention: Andrew S. Josef, Assistant General Counsel

Fax: (617) 946-1929

F-1

SCHEDULE A

LIST OF FUNDS

State Farm International Equity Fund

F-2